Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 07:47 AM 12/13/2010 FILED 07:48 AM 12/13/2010 SRV 101176401 – 2095550 FILE

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

AVATECH SOLUTIONS, INC.

AVATECH SOLUTIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of AVATECH SOLUTIONS, Inc., at a meeting held on September 14, 2010, duly adopted a resolution setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for the approval of the appropriate majority of stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That the Restated Certificate of lncorporation of this corporation be amended by changing the Article numbered “I” so that, as amended, said Article I shall be and read as follows:

“ARTICLE I: The name of the corporation (the “Corporation”) is Rand Worldwide, Inc.”

SECOND: That the stockholders of AVATECH SOLUTIONS, Inc., at the annual meeting on November 9, 2010, duly approved the amendment of the Restated Certificate of Incorporation.

THIRD: That the foregoing amendment shall be effective on December 31, 2010.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said AVATECH SOLUTIONS, Inc., has caused this Certificate of Amendment to be signed by Marc Dulude, Chief Executive Officer, and Lawrence Rychlak, Secretary, as of the 9th day of December, 2010.

/s/ Marc L. Dulude
Marc L. Dulude,
Chief Executive Officer

ATTEST

/s/ Lawrence Rychlak
Lawrence Rychlak,
Secretary